UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K/A
(Amendment No. 1)
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 11, 2008
Yahoo! Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-28018 (Commission File Number)	77-0398689 (I.R.S. Employer Identification No.)

701 First Avenue Sunnyvale, California (Address of Principal Executive Offices)	94089 (Zip Code)
(408) 349-3300
(Registrant’s Telephone Number, Including Area Code)
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Preliminary Note:
This Form 8-K/A amends the Form 8-K filed by Yahoo! Inc. (the “Company”) on February 15, 2008 (the “Original 8-K”), disclosing its plans to implement a strategic workforce realignment. This 8-K/A is being filed to amend the Original 8-K to update the disclosures made therein.

Item 2.05	Costs Associated with Exit or Disposal Activities.
On February 15, 2008, the Company filed the Original 8-K disclosing its plans to implement a strategic workforce realignment to more appropriately allocate resources to the Company’s key strategic initiatives. The strategic realignment involves investing resources in some areas, reducing resources in others and eliminating some areas of the Company’s business that do not support the Company’s strategic priorities.
At the time of filing the Original 8-K, the Company was unable to estimate the total charges expected to be incurred in connection with the realignment because it was unable to estimate the additional charges related to stock compensation expense which would be incurred by the Company in connection with the workforce reductions. The Company estimates that it will incur total pre-tax cash charges of approximately $29 million in severance pay expenses and related cash expenditures in connection with the workforce reductions. The pre-tax cash charges are offset by a $12 million credit related to stock-based compensation expense reversals, resulting in a net estimated total strategic workforce realignment pre-tax charge of $17 million. The Company recognized $29 million of the severance pay expenses and related cash expenditures in the first quarter of 2008. The Company also recognized all of the stock-based compensation expense reversals in the first quarter of 2008.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YAHOO! INC. (Registrant)
		By:	/s/ Michael J. Callahan
Date:	April 25, 2008		Michael J. Callahan
Executive Vice President, General Counsel and Secretary

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